Filed pursuant to Rule 433

Issuer Free Writing Prospectus, dated February 19, 2014

Supplementing the Preliminary Prospectus Supplement, dated February 19, 2014

Registration No. 333-184065

D.R. Horton, Inc.

$500,000,000 3.750% Senior Notes due 2019

Pricing Supplement

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement.

Issuer	D.R. Horton, Inc.

Title of Securities	3.750% Senior Notes due 2019

Aggregate Principal Amount	$500,000,000, which reflects an increase of $100,000,000 from the amount set forth on the cover page of the Preliminary Prospectus Supplement

Maturity Date	March 1, 2019

Coupon	3.750%

Public Offering Price	100.000%

Yield to Maturity	3.750%

Interest Payment Dates	March 1 and September 1 of each year, beginning on September 1, 2014

Record Dates	February 15 and August 15 of each year

Optional Redemption	Make-whole call at T+50 bps plus accrued and unpaid interest and additional interest, if any, prior to December 1, 2018, and thereafter at par.

Change of Control Triggering Event	101% of principal plus accrued and unpaid interest

Underwriting Discount	0.60%

Trade Date	February 19, 2014

Settlement Date	February 24, 2014 (T+3)

CUSIP/ISIN Numbers	CUSIP: 23331A BJ7 ISIN: US23331ABJ79

Denominations/Multiple	$2,000 / $1,000

Joint Book-Running Managers	Wells Fargo Securities, LLC Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC RBS Securities Inc.

The issuer has filed a registration statement (including a prospectus and a related prospectus supplement) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents D.R. Horton, Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus may be obtained by calling Wells Fargo Securities, LLC at (704) 410-4760 or (866) 309-6316 (toll free) or at the following address: Wells Fargo Securities, LLC, 550 South Tryon Street, Charlotte, North Carolina 28202, Attn: High Yield Syndicate.

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